Exhibit 99.1

NEWS RELEASE

June 22, 2015

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick (406) 751-4701

GLACIER BANCORP, INC. SELECTS RANDALL M. CHESLER

TO BECOME PRESIDENT OF GLACIER BANK AND TO

SUCCEED MICK BLODNICK AS CEO OF

GLACIER BANCORP IN 2017

KALISPELL, MONTANA - Glacier Bancorp, Inc. (NASDAQ: GBCI) today announced that the company is expanding its executive management team with the addition of Randall M. “Randy” Chesler. Chesler will serve in the newly created position of President of Glacier Bank, the company’s sole banking subsidiary, and will immediately be appointed to the board of Glacier Bank and will be nominated for election to GBCI’s board at next year’s annual meeting. Mick Blodnick will continue to serve as President and CEO of Glacier Bancorp and CEO of Glacier Bank until his retirement at the end of 2016. “It is our full expectation that Randy will succeed me as CEO,” said Blodnick. “I plan to work closely with Randy through the end of 2016 to ensure a smooth leadership transition.”

“We are delighted to have someone of Randy’s caliber join our team,” stated Blodnick. “We conducted an extensive internal and external search for this position and considered many highly-qualified candidates. Randy rose to the top not only in view of his talent and experience, but as a person with the leadership traits and quality of character that fit well with the Glacier organization.”

Chesler brings more than 30 years of experience in the financial services industry, most recently as President of CIT Bank, the Salt Lake City-based banking subsidiary of CIT Group. During his ten years with CIT, Chesler held progressive leadership positions, including President, Small Business Lending and President, Consumer Finance. During his tenure at CIT, the bank’s total assets grew from less than $500 million to more than $20 billion. Prior to CIT, Chesler was President and CEO of Size Technologies, a consumer payments software company; General Manager of US Bankcard for Associates First Capital; Executive Vice President of Visa U.S.A.; and an executive at Citigroup.

As President of Glacier Bank, Chesler will report to Blodnick and will have oversight of Glacier’s banking businesses and other key customer-facing products and services. “I’m delighted to join such an outstanding banking organization and have the opportunity to work with some of the best people in the business, at every level,” stated Chesler.

Blodnick noted that Chesler’s diverse background will complement the exceptional depth of community banking talent across Glacier’s 13 banking divisions. “As we continue our growth toward $10 billion in assets and beyond, we recognize the importance of adding management talent and perspective gained from leading large, diverse and growing banking organizations. I look forward to working closely with Randy and the entire Glacier team over the next year and a half to build on our success while remaining true to the business model and culture that define us.” Glacier previously announced Blodnick’s intention to retire as CEO at the end of 2016, while continuing to serve on the company’s Board of Directors.

A native of the West, Chesler complements his extensive banking experience with a commitment of service to industry and community groups. He currently serves on the Board of Directors of the Utah Banker’s Association and the Utah Community Reinvestment Corporation. He is a past Board member of the American Financial Services Association. Chesler will begin his role as President of Glacier Bank on August 3, 2015.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 82 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Visit Glacier’s website at http://www.glacierbancorp.com

Forward Looking Statements

This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as the benefits of the business combination transaction involving the Company and Montana Community Banks, Inc., continued success of the Company’s style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.